Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of Western Liberty Bancorp on Form S-3 of our report dated March 16, 2009 on the financial statements and effectiveness of internal control over financial reporting of Global Consumer Acquisition Corp. (a development stage company), which appears in the Annual Report on Form 10-K of Global Consumer Acquisition Corp. (a development stage company) for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Hays & Company LLP
New York, New York
November 11, 2009